As filed with the Securities and Exchange Commission on September 2, 2016

Registration No. 333-125913

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

REGENCY CENTERS CORPORATION

(Exact name of registrant as specified in its charter)

Florida	59-3191743
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

One Independent Drive, Suite 114

Jacksonville, Florida 32202

(904) 598-7000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

J. Christian Leavitt

Senior Vice President and Treasurer

One Independent Drive, Suite 114

Jacksonville, Florida 32202

(904) 598-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Michael B. Kirwan

Foley & Lardner LLP

One Independent Drive, Suite 1300

Jacksonville, Florida 32202

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the Registration Statement of Regency Centers Corporation (“Regency”) on Form S-3 (File No. 333-125913) filed with the Securities and Exchange Commission (the “SEC”) on June 17, 2005 (the “Registration Statement”), pursuant to which Regency registered the resale from time to time of shares of its common stock (the “Shares”) by selling shareholders, as named in the Registration Statement, who acquired units of limited partnership interests in Regency Centers, L.P. in connection with Regency Center L.P.’s acquisition of certain assets of Azco Partners and Greenwood Associates, L.P. in 2004.

Regency is filing this Post-Effective Amendment to terminate the effectiveness of the Registration Statement and, in accordance with an undertaking made by Regency pursuant to the terms of the Registration Statement, remove from registration any and all Shares registered but unsold under the Registration Statement as of the date hereof. As a result of this deregistration, no Shares or other securities remain registered for resale pursuant to the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Regency Centers Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing in Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on September 2, 2016.

REGENCY CENTERS CORPORATION

By:	/s/ J. Christian Leavitt
J. Christian Leavitt, Senior Vice President and Treasurer

Note: Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement.